Exhibit 3


                             ASSOCIATION AGREEMENT


                            for the organization of


                               ENVASES CMF S.A.


                                     among


                          CRISTALERIAS DE CHILE S.A.

                            CROWPLA REICOLITE S.A.


                                      and


                           EMBOTELLADORA ANDINA S.A.

                      ANDINA INVERSIONES SOCIETARIAS S.A.

                            ENVASES MULTIPACK S.A.











                            Santiago, June 29, 2001

                             ASSOCIATION AGREEMENT

                                ENVASES CMF S.A


     This association agreement (hereinafter, the "Agreement") is being entered into in Santiago, Chile, on June 29, 2001, among:

(1) CRISTALERIAS DE CHILE S.A., duly represented, as it shall be evidenced below, by Messrs. Pedro Jullian Sanchez, national identity card number 3,958,417 - 4 and Cirilo Elton Gonzalez, national identity card number 5,402,249 - 2, all domiciled at Hendaya 60, Floor 2, Las Condes County, hereinafter also referred to as "CRISTALERIAS";

(2) EMBOTELLADORA ANDINA S.A. and ANDINA INVERSIONES SOCIETARIAS S.A., both duly represented, as it shall be evidenced below, by Messrs. Jaime Garcia Rioseco, national identity card number 5,894,661 - 3 and Gonzalo Vergara Doxrud, national identity card number 5,271,756 - 6, all domiciled for these purposes in Santiago at Avenida Andres Bello 2687, Floor 20, Las Condes County, hereinafter also referred to as "ANDINA";

(3) CROWPLA REICOLITE S.A., duly represented, as it shall be evidenced below, by Messrs. Christian Larrain Costabal, national identity card number 5,894,575 - 7 and Roberto Lecaros Villarroel, national identity card number 9,982,226 - 0, all domiciled at La Martina 0390, Loteo Industrial San Pedro, Pudahuel County, Santiago, hereinafter also referred to as "Crowpla"; and

(4) ENVASES MULTIPACK S.A., duly represented, as it shall be evidenced below, by Messrs. Pedro Pellegrini Ripamonti, national identity card number 7,017,242 - 9 and Osvaldo Garay Arriola, national identity card number 5,386,375 - 4, all domiciled for these purposes in Santiago at Avenida Andres Bello 2687, Floor 20, Las Condes County, hereinafter also referred to as "Multipack".

     For purposes of this agreement. ANDINA and CRISTALERIAS shall also be referred to, collectively, as the "Parties", and individually, each as a "Party".

     In turn, Multipack and Crowpla shall also be collectively referred to as the "Affiliates".

                                   ARTICLE I
                                  BACKGROUND

WHEREAS:

     (1) on May 29, 2001, ANDINA and CRISTALERIAS executed a letter of intent (the "Letter of Intent") which established the basis for a joint venture or association in connection with their respective plastic container businesses, through the consolidation of their respective operational affiliates, Multipack and Crowpla. (hereinafter, the "Business");

     (2) the objective of the association shall be to produce all types of bottles and plastic containers (including their pre-forms), both non-disposable and disposable, particularly starting from the resin denominated PET (tereftalate of polyethylene);

     (3) pursuant to the Agreement, ANDINA and CRISTALERIAS wish to ratify the terms of the Letter of Intent and to set forth the rights and obligations of the Parties, not only with respect to the above-mentioned joint venture, but also with respect to the assets of the Affiliates which shall be contributed or delivered to it;

     (4) the consolidation of the businesses shall take place through Crowpla (hereinafter, also, in addition to "Crowpla", the "Company"), whose name shall be changed to ENVASES CMF S.A., or any other name that may be mutually agreed upon by the Parties (hereinafter, once the Business has been perfected, "CMF");

     (5) it is an essential condition of the Agreement that CRISTALERIAS agrees to hold harmless ANDINA from any contingency, loss, claim, damage or harm arising out of Crowpla or the assets contributed by Crowpla to the Business arising out of activities prior to this Agreement;

     (6) amendments in the by-laws shall be agreed upon and capital increases be made(through the contribution of cash, like-kind and goods) in the Company, in the manner set forth in thisAgreement, in such a manner as to reflect the contributions that shall be made by the Parties and their respective political and economic rights, once the Business has been perfected; and

     (7) as a result of the contributions in cash, like-kind and goods to be made by the Parties according to the terms and conditions set forth in this Agreement, as of the Date of the Closing (as hereinafter defined), ANDINA and CRISTALERIAS shall each hold 50% of the total shares issued by CMF.

     NOW, THEREFORE, in consideration of the mutual representations, guarantees, pacts and agreements herein, and in accordance with the terms and conditions set forth below, the parties hereby agree as follows:



                                  ARTICLE II
                    VALUATION, CONTRIBUTIONS AND STRUCTURE

     For all purposes of this Agreement, the Parties hereby agree and undertake to carry out the Business in accordance with the valuation, contributions and structure indicated below, which shall be considered as a single, unique and indivisible whole.

2.1 Values:

     (a) The Parties hereby agree that Crowpla shall be the recipient of the Net Worth Value of the Parties' respective containers businesses, and such businesses shall be consolidated in Crowpla. This consolidation and the even apportionment of the corporate rights, both political and economic, shall be effected as if the consolidation of the Affiliates' containers businesses was a merger of companies, and the consolidation will be based on the valuations that are indicated below in Article II.

     (b) The values associated with Multipack, its denomination, the abbreviation (which shall be used as reference values for this Agreement and to determine ANDINA's contribution to the Business) are the following:

-------------------------------------------------------------------------------
       VALUE                   ABBREVIATION            AMOUNT
-------------------------------------------------------------------------------
Economic Value of the
Multipack Business               = VE (M)     = US$ 39,72 million
-------------------------------------------------------------------------------
Excluded Asset Value
(present real Property
of Multipack)                    = VAE (M)    = US$ 2,87 million
-------------------------------------------------------------------------------
Multipack's Net Worth            = VP (M)     = VE (M) - VAE (M)
                                   VP (M)     = US$ 36,85 million
-------------------------------------------------------------------------------
Capital Increase Value Andina    = VAC (A)    = See item 2.3 (b) (ii) below
-------------------------------------------------------------------------------

     (c) The values associated with Crowpla, its denomination, the abbreviation (which shall be used as reference values for this Agreement and to determine CRISTALERIAS' contribution to the Business) are the following:

-------------------------------------------------------------------------------
      VALUE                     ABBREVIATION             AMOUNT
-------------------------------------------------------------------------------
Economic Value of the Crowpla
Business                         = VE (C)     = US$ 24,92 million
-------------------------------------------------------------------------------
Crowpla's Financial Debt         = DF (C)     = US$ 6,09 million. This amount
(corresponds to all the                         is an estimated value in
liabilities of Crowpla accruing                 accordance with the financial
interest as of May 31, 2001                     statements of Crowpla as of
                                                May 31, 2001 and shall give
                                                origin to a difference defined
                                                as DIF (C) below, which shall
                                                take into account the
                                                variation of this parameter
                                                since May 31, 2001 to June 30,
                                                2001.
-------------------------------------------------------------------------------
Additional Asset Value of        = VAA (C)    = US$ 0.8 million (1)
Crowpla (land adjacent to its
present plant, the "Land")
-------------------------------------------------------------------------------
Working Capital Excess Value     = VECT (C)   = US$ 4.67 million. This amount
of Crowpla (corresponds to the                  is an estimated value according
working Capital that exceeds                    to the financial statements of
US$ 3.00 million)                               Crowpla as of May 31, 2001 and
                                                shall give origin to a
                                                difference defined as DIF (C)
                                                below, which shall take into
                                                account the variation of this
                                                parameter from May 31, 2001
                                                until June 30, 2001
-------------------------------------------------------------------------------
Net Worth of Crowpla             = VP (C)     = US$ 24.3 million. This amount
VE (C) - DF (C)                                 is an Estimated value
+ VAA (C) + VECT(C)                             according to the Financial
                                                statements or Crowpla as of
                                                May 31, 2001 and shall give
                                                origin to a difference defined
                                                as as DIF (C) below, which
                                                shall take into account the
                                                variation of this parameter
                                                from May 31, 2001 until
                                                June 30, 2001.
-------------------------------------------------------------------------------
Capital Increase Value           = VAC (C)    = See 2.3 (b) (i) below
Cristalerias
-------------------------------------------------------------------------------
Financial Debt of Crowpla        = DF (PW)    = See Article V for determination
as of June 30, 2001 as                          of Financial Statement of
determined by                                   Closing
Pricewaterhousecoopers,
pursuant to Article V.
-------------------------------------------------------------------------------
Working Capital Excess           = VECT (PW)  = See Article V for the
Value of Crowpla (in                            determination of Financial
excess of 3.0 million)                          Statement of Closing
as of June 30, 2001 as
determined by
Pricewaterhousecoopers,
pursuant to Article V.
-------------------------------------------------------------------------------
Capital Increase Difference      = DIF (C)    = [ (DF (PW) - DF (C) -
of Cristalerias                                  (VECT (PW) - VECT (C) ) ]
-------------------------------------------------------------------------------

     (d) The Parties hereby agree that, except as indicated in this Agreement, there shall be no subsequent adjustments to the values determined above and which are indicated in subparagraph (b) and (c) above. The values shall correspond to the payment of any tax either present or future derived from the transaction or the payment of the values thereof, with the exception of the income tax that may be generated by the Parties.

2.2 Date of the Closing

     (a) Subject to compliance with or the waiver of the conditions set forth in Section 2.6 of this Agreement, the closing (and related organization of the Business) shall take place on June 29, 2001 (the "Date of the Closing" or the "Closing").

     (b) The Closing shall take place at the offices of Embotelladora Andina S.A., located at Avenida Andres Bello 2687, Floor 20, Las Condes County, Santiago, Chile.

     (c) The Chilean Peso/U.S. Dollar exchange rate at which currency transactions shall take place in accordance with this Agreement shall be the exchange rate referred to in Chapter I Number 6 of the Compendium of Foreign Exchange Rules of the Central Bank of Chile and published by the Central Bank on June 27, 2001, which was CH$ 623.19 (six hundred twenty-three pesos and nineteen cents) per U.S. $1.00.

2.3 Structure and Capital Increases

     (a) Either simultaneously or subsequent to the execution of this Agreement on the Date of the Closing, the Parties agree to commence the preparation and undertake to enter into the contracts and agreements which may be necessary for the performance of the Business in accordance with the values set forth in Section 2.1 above, and, on the basis of the structure explained below.

     (b) CRISTALERIAS and Crowpla undertake that the latter, prior to or on the Date of the Closing, shall hold a special shareholders' meeting (the "Meeting"), the purpose of which is to increase the capital of Crowpla (the "Capital Increases") in accordance with the terms below and to amend Crowpla's by-laws in accordance with the terms below:

     (i) An issuance of 1,000 shares for the amount resulting from the addition of the values of VAC (C) defined in 2.1(c), whose product is the amount indicated in the formula of the following paragraph, plus the amount of US$ 800,000 (eight hundred thousand), which shall be subscribed for and paid for by CRISTALERIAS (hereinafter, the "CRISTALERIAS' Capital Increase"), by means of a share subscription agreement executed on the date hereof.

          The value of the contribution referred to above as ("VAC (C)") to be effected by CRISTALERIAS in CMF, expressed in millions of Dollars, shall be equal to:


          VAC (C) = US$ 6.27 million (2)
          Which amount derives from:
          -----------------------------------
          VAC (C)  =  [VP (M) - VP (C) ]  / 2


          Notwithstanding the foregoing, it is expressly acknowledged that the values indicated above have been calculated in accordance with the financial statements of Crowpla as of May 31, 2001. The Parties hereby agree that the final price per share of the CRISTALERIAS' Capital Increase shall be determined by the Board of Directors of CMF, and will be increased or decreased in accordance with the value which is determined as DIF (C) explained in 2.1 (c) above. The Board of Directors of CMF shall determine the final price per share and, therefore, the value of the CRISTALERIAS' Capital Increase based upon the results of the Report of PriceWaterhouseCoopers referred to in Section V of this Agreement, or the award of the Conciliator, as the case may be, within five business days from the date of issuance of the relevant report.

     (ii) A second issue of 28,000 shares for the equivalent of the amount indicated or abbreviated as "VAC (A)" (hereinafter, the "Capital Increase of ANDINA").

          This Capital Increase of ANDINA shall be subscribed for and paid for by ANDINA through an affiliate company it may designate, which is 100 % owned either directly or indirectly by ANDINA, and the per share price shall be final. As a result of the above-referenced Capital Increases, ANDINA and CRISTALERIAS shall be the only shareholders in Crowpla, each one of them holding 28,000 shares equivalent to 50 % of the shares subscribed for and paid for.

          The value of the contribution to be made by ANDINA in CMF ("CIV
          (A)") in the ANDINA's Capital Increase, expressed in millions of Dollars, shall be equal to:

          VAC (A)  =  VP (M) - VAC (C)
          ---------------------------------
          as a result,
          VAC (A)  =  US$ 30.58 million (3)


    (iii) The amendment of the Crowpla by-laws that may be necessary in accordance with this Agreement and the Shareholders Pact (referred to in Section 2.6 (iii) of this Agreement), particularly the increase in the number of directors and the new quorum requirements set forth in said Pact.

     (c) On the Date of the Closing, simultaneously with the Capital Increases of ANDINA, CMF shall acquire from Multipack:

     (i) all the fixed assets necessary to produce the indicated Net Worth Value ["VP (M)"], including its auxiliary equipment and spare parts;

     (ii) Working Capital (stock of raw materials, inventory of finished products, unfinished products and accounts receivable) totaling US$

          3.92 million (collectively (i) and (ii) above are specified and defined hereinafter as the "Multipack Assets"); and

    (iii) Excluded from all the above is the real property and plant currently being used by Multipack ("VAE (M)") (4) and all the other assets which are detailed in (e) below.

     (d) Consequently, the price that CMF shall pay Multipack for the assets indicated in (c) (i) and (ii) above shall amount to US$ 36.85 million (thirty-six million eight hundred fifty thousand). This amount shall be paid by Crowpla to Multipack on the Date of the Closing, in cash.

     (e) On the Date of the Closing, or no later than twenty (20) consecutive days from the Date of the Closing, CMF shall acquire from Multipack the assets that are detailed in Annex 4.3 to this Agreement, for a total of Ch$ 875,340,351) (eight hundred seventy-five million three hundred forty thousand three hundred fifty-one pesos).

     (f) No later than ninety (90) days) from the Date of the Closing, the Parties undertake to change the corporate name of Crowpla Reicolite S.A to "ENVASES CMF S.A." or another name to be mutually agreed upon by the Parties. At the special shareholders meeting discussing the name change, the Parties undertake to agree upon a reduction in the number of shares issued pursuant to the Capital Increases, so that after the reductions take place, the shares already issued and the shares payable in cash to be issued by virtue of said Capital Increases shall total 2,000 registered shares, of one series and without par value, which shall be divided evenly between the Parties; and

     (g) On the Date of the Closing, once the Capital Increases of CRISTALERIAS have been accomplished, CMF shall acquire from CRISTALERIAS the real property which is defined as VAA (C) under item 2.1 (c) above, free of any mortgage, encumbrance and prohibition, for a value of US$ 800,000.

2.4 Other agreements with respect to the Capital Increases

     (a) In consideration of the subscription of the Capital Increase of ANDINA, CRISTALERIAS agrees to waive in favor of ANDINA the preemptive rights it would have in Crowpla, so that, once the acts and contracts referred to in this Agreement have been fulfilled, the capital of CMF will be evenly divided between ANDINA and CRISTALERIAS.

     (b) The transfer of the certificates of title in CMF to the Parties shall be made by means of the delivery, on or before the Date of the Closing, of the certificates evidencing the Capital Increase.

     (c) The Meeting shall approve the new composition of the Board of Directors, which shall be formed by Messrs. Michael Cooper Allan, Osvaldo Garay Arriola and Gonzalo Vergara Doxrud, appointed by ANDINA, and Messrs. Joaquin Barros Fontaine, Jaime Claro Valdes and Pedro Jullian Sanchez, appointed by CRISTALERIAS.

     (d) In accordance with the Letter of Intent, the Parties agree that should CMF receive bank financing prior to the completion of the Capital Increases, the contributions of each one of the Parties contributed to said Capital Increases indicated in Section 2.3 (b) (i) and (ii), shall be reduced in an amount equivalent to 50 % of the financing obtained; all that, after payment of the debt that Crowpla maintains with CRISTALERIAS prior to the Date of the Closing.

     If said bank financing for CMF is obtained after the Capital Increases have been issued, the Parties hereby agree that CMF shall effect a capital decrease in such a manner as to diminish the investment of both Parties, in an amount equal to said indebtedness or external financing, divided evenly between CRISTALERIAS and ANDINA; all that, after payment of the debt that Crowpla maintains with CRISTALERIAS prior to the Date of the Closing.

2.5 Other contracts and agreements

     (a) An integral part of the association shall be the acts and contracts necessary for the formation of the Business and what is indicated in Article II.

     (b) Among other things, and without limitation, the Parties undertake to enter into, prior to or on the Date of the Closing: (a) the Shareholders Pact referred to in Section 2.6 (iii) of this Agreement; (ii) the asset purchase agreements (referred to in letters (c), (d), (e) and (g) of Section 2.3 of this Article II; and, the other contracts and acts that fulfill the conditions indicated in Section 2.6 of this Agreement.

     (c) Upon completion of the foregoing, the Parties agree that CMF shall execute on the Date of the Closing, the supply agreements with ANDINA and with its affiliate, Vital S.A., referred to in Section 2.6 (vi) of this Agreement.

     (d) The Parties agree and undertake, upon the execution of this Agreement, to make CMF responsible for the administration and the expenses inherent to the marketing, management, maintenance, storage and dispatch of the PET containers that Multipack must sell and/or deliver subsequent to the Date of the Closing. This shall be done through the reimbursement by CMF for the expenses and direct costs that Multipack incurred as a result of the contribution of assets to CMF and termination of its operations as a supplier of containers. Such expenses and costs include, without limitation, costs incurred to terminate labor contracts, indemnify its personnel, and other costs directly related to the success of the Business.

     (e) CMF shall offer to those Multipack employees necessary for the operation of the Business, positions with CMF, acknowledging their seniority and benefits received from Multipack, with the exception of pending vacation leaves they may have accumulated.

     (f) The Parties agree and undertake to have CMF and Multipack execute all necessary and applicable documents for CMF to assume every and each type of outstanding contracts, agreements and understanding with third parties executed by Multipack, directly or indirectly related to the business of containers. CMF assumes, in its capacity as assignee, all the rights and obligations of Multipack under said contracts, agreements and understandings. A list of the contracts and agreements that shall be assumed by CMF are detailed in Annex 2.5 of this Agreement.

2.6 Conditions for the Closing

     Prior to or on the Date of the Closing, the Parties have complied with (or obtained a waiver from the Party benefited therefrom), each one of the following Conditions:

     (i) The representations and warranties of the Parties contained in this Agreement shall be correct as of the Date of the Closing, in all material respects; and comply with all the stipulations set forth in this document that the Parties must carry out on, or prior to, or commencing from, the Date of the Closing.

    (ii) As of the Date of the Closing there shall be no demand, investigation, action or other material proceeding, either actual or pending, against CRISTALERIAS, ANDINA, Crowpla or Multipack, before any court or administrative instance that, in the reasonable opinion of counsel to either Party, may result in a restriction or prohibition from entering into the Business, or in the acquisition of an indemnity against any of the Parties in connection with this Agreement, or in the formation of the transactions contemplated in this Agreement.

   (iii) On the Date of the Closing, and as a condition to the formation of the Business in accordance with this Agreement, CRISTALERIAS and ANDINA shall have to execute a Shareholders Pact which is attached to this Agreement as Annex 2.6.

    (iv) As of the Date of the Closing, the Board of Directors of Crowpla shall be formed by 6 members: three of who shall be designated by CRISTALERIAS and the remaining three shall be designated by ANDINA.

     (v) That Crowpla maintains in effect a contract for the supply of containers and pre-forms with Embonor S.A. and its affiliate companies, in form that is acceptable to ANDINA, which guarantees to Crowpla (and consequently to CMF) the right to provide a permanent and constant supply of containers and pre-forms to Embonor S.A., for a period of no less than 10 years from October 1, 1997, with a return of 15% on the investment necessary to produce the containers and pre-forms.

    (vi) That CMF shall have entered into, on the Date of the Closing, the PET Container Supply Agreements with ANDINA (for OW and REF-PET) and with its affiliate company Vital S.A. (for OW) that guarantees to ANDINA the maintenance of a permanent and constant supply of containers, for a period of no less than 7 years.

   (vii) The granting of any authorization that may be necessary for the execution of this Agreement, of the other agreements indicated in this Agreement or for the transfer of any property among the Assets of Multipack and the Assets of Crowpla (as these terms are defined below).

2.7 Conditions Subsequent to the Closing

     (a) The Parties agree that subsequent to the Closing, Multipack agrees to assign to CMF the licenses to: (i) produce REF - PET, granted by Continental Pet Technologies Inc. (hereinafter, "CPT") to The Coca-Cola Company (hereinafter, "TCCC") and sublicensed by the latter to Multipack, and (ii) produce PET Containers with Multilayer technology granted by CPT to Multipack; on substantially the same terms and conditions maintained by Multipack (including its accessory agreements and understandings).

     (b) The foregoing is also valid for the assignment of the lease agreement of the injection moulds of preforms for REF - PET owned by Coca Cola Chile S.A. in favor of Multipack, which shall also have to be transferred (together with the assignment of the sublicense of subparagraph a) (i) above), to be used by CMF in substantially the same terms and conditions granted by Coca Cola Chile S.A. to Multipack (including its accessory agreements and understandings).

     (c) It is expressly acknowledged that both CPT and TCCC have given their approval in principle to this association, as it appears from the letters that are attached as Annex 2.7 to this Agreement. In addition, the Parties agree that in order to materialize the foregoing, among other things, a letter substantially in the form of the draft enclosed in said Annex 2.7 shall be sent to Coca Cola de Chile S.A.

     (d) The Company shall have to assume the responsibilities and obligations under all the services and supply contracts regarding inputs and raw materials that Multipack may have outstanding as of the Date of the Closing, which are detailed in Annex 2.5.


                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF CRISTALERIAS

     By virtue of this Agreement, CRISTALERIAS hereby represents, warrants and assumes responsibility to ANDINA that, as of the date hereof:

3.1 Powers and Authority

     (a) CRISTALERIAS and Crowpla are corporations duly organized and validly existing under the laws of the Republic of Chile; and have the power and authority required, corporate or otherwise, to enter into and execute this Agreement and materialize the transactions and perform the legal acts contemplated herein. This Agreement is duly and validly executed by CRISTALERIAS and Crowpla, and represents a valid, binding and enforceable obligation in accordance with its terms.

     (b) The entering into and execution of this Agreement by CRISTALERIAS and Crowpla, and the materialization of the transactions contemplated herein: (i) neither infringe upon nor shall infringe upon any provision contained in a law, statute, rule or regulation to which CRISTALERIAS or Crowpla may be subject; (ii) neither violate nor shall violate any order, ruling or decree applicable to CRISTALERIAS or Crowpla; or (iii) neither infringe upon nor shall infringe upon, be in conflict or produce the violation or non-compliance (or shall cause the lapse of a term or the compliance with a condition subsequent or the termination) of a contract, agreement, document, instrument or order of a court to which either CRISTALERIAS or Crowpla is a party or by which either CRISTALERIAS or Crowpla or their assets may be bound.

3.2 Ownership of the Shares

     CRISTALERIAS has a good, valid and marketable title and a full property right, direct and indirect, with respect to the totality of the shares issued by Crowpla - including those resulting from the Capital Increase - (hereinafter, the "Shares"). In turn, the Shares: (i) are valid and fully issued, subscribed for and paid for, and free from any encumbrance, pledge, attachment or prohibition, and (ii) are as of this date, and shall be as of the Date of the Closing, free from any pledges, restrictions, claims, liens, options, preferred rights or encumbrances. CRISTALERIAS has an exclusive right, power and authority to exercise the voting rights pertaining to the Shares. CRISTALERIAS is not a party, nor is obligated by any type of contract, agreement or understanding affecting or related to its right to freely dispose of the Shares or to exercise its voting rights with respect thereof.

3.3 Organization

     (a) CRISTALERIAS and Crowpla have all requisite power and authority, corporate or otherwise, to carry out and conduct their business activities in the manner in which they are being presently conducted, and to own or lease their respective properties and assets.

     (b) Crowpla has neither any affiliated or colligated companies nor any direct or indirect participation in any other joint stock corporation, limited partnership, association or other sort of legal entity.

     (c) The copies of the organizational instruments, by-laws or any other corporate instruments or documents of the Company have been legally executed and in accordance with their terms; and, as a result, said organizational documents are complete, accurate, correct and in effect as of the date hereof; and, they reflect all the transactions of Crowpla that must be contained in said corporate documents, its minutes and registries.

     (d) The current directors of the Company are those indicated in Annex 3.3 hereto. It is hereby declared that said directors of Crowpla, on or prior to the Date of the Closing, shall have submitted their resignations and it is hereby guaranteed that no amount whatsoever is owed to them on account of fees or in any other respect.

3.4 Authorized and outstanding equity capital

     (a) The authorized equity capital of Crowpla, as of December 31, 2000 totaled Ch$ 9,459,114,585, and the number of shares issued, subscribed for, paid and outstanding thereof is 20,332 shares. This capital, prior to the Capital Increases referred to in Section 2.2 of this Agreement, was increased by virtue of the provisions in Section 10 of Law No. 18,045 in the sum of Ch$ 10,572,013,892, divided into 27,000 shares, fully subscribed for and paid for.

     (b) Crowpla does not have additional shares outstanding or issued, or to be issued, paid or to be paid, or subject to an obligation to be subscribed for, option, purchase or sale; or to a requirement, commitment or agreement requiring that Crowpla shall issue new shares or grants rights to a third party or others to acquire any additional share in the capital of Crowpla or any other equity security (including any right of conversion or exchange pursuant to any outstanding document or other instrument).

     (c) All the issues, transfers, purchases or redemption of the equity capital of Crowpla have complied with all the contracts and with all applicable laws, including the Securities Act. Likewise, all taxes and other costs and expenses with respect to said transactions have been duly paid.

     (d) Crowpla has no existing obligation to repurchase, redeem or acquire any outstanding share of the equity capital of Crowpla. There are no shares of the equity capital maintained in the treasury of Crowpla.

3.5 Transfer Claims

     No transaction of any nature or type whatsoever with respect to the equity capital of Crowpla (including shares, options, or convertible debt, options or warrants), has given or shall give rise to a claim or action on the part of any third party (including, without limitation, any current or prior owner of any of the Shares or any other equity capital of Crowpla) which may be enforceable against Crowpla, CRISTALERIAS or ANDINA.

3.6 Financial Statements

     (a) Annex 3.6 contains the audited balance sheet and complete financial statements of Crowpla as of December 31, 2000, with related notes. These documents, together with the balance sheet and the financial statements that shall be prepared in accordance with the provisions in Article V of this Agreement, shall hereinafter collectively referred to as the "Financial Statements".

     (b) The Financial Statements are accurate, correct and complete, and correctly present the financial condition for the year or period ended as of their respective dates. There are no liabilities which are not reflected in the Financial Statements or contingencies that may generate current liabilities for which there are no allowances or with respect to which the existing allowances may prove to be insufficient, and there is no Asset of Crowpla not disclosed in the indicated Financial Statements. The Financial Statements are based on the books and registries that have been maintained by Crowpla, and said Financial Statements have been prepared in accordance with the rules issued by the Superintendency of Securities and Insurance and the principles of accounting accepted generally and consistently applied in Chile (hereinafter these rules and principles of accounting to be referred to as "Chilean GAAP").

     (c) Crowpla has not made any change in a method of accounting, or any material practice or principle of Chilean GAAP.

3.7 Non-existence of Undeclared Liabilities

     Except to the extent reflected and adequately provided for in the Financial Statements or as indicated in Annex 3.7 to this Agreement, as of June 29, 2001 Crowpla does not have any liability or obligation, whether accumulated, absolute, contingent or otherwise. In addition, since January 1, 2001, Crowpla has not incurred any liability or obligation, except for the liabilities and obligations incurred by it in the ordinary course of its business, compatible with prior practice, all of which have been reflected in notes to its Financial Statements or, in the absence thereof, indicated in Annex 3.7.

3.8 Compliance with the Laws

     With the exception of what is indicated in Annex 3.8, Crowpla has not breached, either through action or omission, any obligation under any contract to which it is a party; or any applicable law, ordinance, regulation, order or municipal decree, not barred by the statute of limitations (including, without limitation, any tax, customs, environmental or antitrust law or regulation); or has been in non-compliance with any other requirement of any governmental authority or court which is binding upon it, or that may affect its properties, businesses, policies regarding advertising, sales or prices.

3.9 Properties

     (a) Annex 3.9 contains a full and accurate description of all the real properties and an inventory of the tangible personal properties that form the fixed assets of Crowpla, which as of June 29, 2001 are owned, possessed or leased by Crowpla; or that it has agreed to (or has an option to do so) purchase, sell or lease.

     (b) With the exception of what has been set forth in Annex 3.9, Crowpla:
(i) has a legal, full, absolute and unconditional title to all its real properties (including the property that was or shall be purchased by CMF to CRISTALERIAS with funds raised from the Capital Increase, in accordance with the provisions in 2.3 (g) above, and has a valid legal title with respect to all its properties and assets which it represents to be the owner or possessor of, whether personal or real, tangible or intangible, including all the properties, goods and assets both personal and real reflected in the Financial Statements (with the exception of the inventories and assets sold or permitted to be sold prior to the Date of the Closing in the ordinary and normal course of its business, consistent with prior practice; and the supplies used in the ordinary course of its business, all of these hereinafter also the "Assets of Crowpla"); and (ii) with the exception of the "Permitted Liens" (as defined below), Crowpla possesses said Assets of Crowpla free of hidden vices, defects - except for the wear and tear originated from their use in the ordinary and normal course of business - or attachments, pledges, mortgages, claims, charges, participation, usufructs, use or housing rights, easements or other liens or restrictions of any nature whatsoever, including leases, conditional sale contracts or other that imply the withholding of properties or limitations on the rights of use, enjoyment and disposition of the Assets of Crowpla.

     The "Permitted Liens" means exclusively the mortgages, guarantees, statutory pledges, easements, usufructs, use or housing rights, preventive measures, withholdings, attachments or other liens, guarantees described in Annex 3.9.

     (c) All the Assets of Crowpla are in its possession and under its control, and no other person has a right to the possession of any of said Assets of Crowpla.

     (d) With the exception of what is set forth in Annex 3.9, no real property owned by Crowpla or leased by Crowpla is subject to: (i) expropriation, retention, attachment, condemnation, is the subject matter of an injunction or sale by public authority or by decree or governmental order; or (ii) easement or restrictions of any nature whatsoever.

     (e) To the best of its knowledge, CRISTALERIAS believes that the factories, plants, structures and equipment owned by Crowpla, or leased by it, have been constructed in accordance with the applicable rules currently in force, without material defects, are in good operational and maintenance condition and are adequate for the use for which they are intended, taking into consideration ordinary wear and tear due to normal use.

     (f) The Assets of Crowpla owned, leased or granted under concession to Crowpla include as of June 29, 2001 date all the rights, properties and other assets that: (i) are necessary to allow Crowpla to conduct its operations in the same manner as it has conducted its business since December 31, 2000, without necessitating replacement or repairs other than in the ordinary course of its business; and (ii) serve as the basis for the determination of the so-called "VE (C)" referred to in Section 2.1 (c) of this Agreement.

     (g) All the inventories of Crowpla as of June 29, 2001 included in the Financial Statements (which are indicated in Annex 3.9) are marketable and of quality and quantity usable and salable in the ordinary and normal course of business of Crowpla. The quantities of each type included in the inventory (whether raw materials, semi-finished products, or finished products) are not excessive, but reasonable, adequate and appropriate in the light of the present Crowpla's circumstances. No inventory previously sold is subject to restoration at levels above historical levels. All of Crowpla's inventory included in the Financial Statements are valued, for the purposes of those Financial Statements, in accordance with Chilean GAAP. There is no investigation or administrative action pending by any governmental, municipal or foreign authority, which may affect the inventories of Crowpla.

3.10 Leases

     With the exception of what is set forth in Annex 3.10, Crowpla does not have lease contracts (including any capital leasing) or leasing agreements with a purchase option by which Crowpla may lease a property either real or personal; and that (i) require that Crowpla pays, for rent or any necessary improvements, an amount in excess of the equivalent of US$ 100,000 in any given year or US$ 250,000 during the entire period of said lease contract (including any extension that Crowpla may not renew at its sole discretion), or that (ii) stipulate a purchase option for a price in excess to the equivalent to US$ 250,000. All said leases are valid, binding and enforceable in accordance with their terms and are currently fully in force and effect; there are currently no defaults under the leases by either of the parties; and there has occurred no event that may constitute and event of default in accordance with their terms, either on the part of Crowpla or any other of the parties.

3.11 Indebtedness, Passives, Debts and Loaned Money

     Annex 3.11 contains a complete and correct list and description of all the instruments and other documents related to any indebtedness, liabilities, debts and obligations regarding money borrowed by Crowpla; as well as the indebtedness by means of leasing contracts with a purchase option, guarantees, commitments in which third parties may be based to grant loans and all the conditional sales contracts, pledges and other guarantee agreements with respect to the personal properties used by Crowpla or owned by it. No credit owed by Crowpla stipulates a penalty or bonus for early payment and, should there be any, they are specified in said Annex 3.11.

3.12 Intellectual Property

     With the sole exception of its corporate name "Crowpla Reicolite S.A." and what is indicated in Annex 3.12, Crowpla does not have other commercial names, service marks, intellectual property rights, patents or applications to obtain such rights, which are owned by Crowpla.

3.13 Litigation and Claims

     Annex 3.13 contains a list of all the litigation, claims, demands, actions, investigations, processes, or administrative, arbitration or other proceedings of any type whatsoever against Crowpla, either pending or threatened against it, including actions or proceedings originated from product liability and labor demands, or that involve any of its assets or businesses. None of the matters described in Annex 3.13 (individually or in the aggregate) shall have or may have, should there be any, a material adverse effect either in the business or financial condition of Crowpla, and CRISTALERIAS is not aware of any reason that may cause it to fear such adverse consequence. In addition, with the exception of what is set forth in Annex 3.13, there are no rulings, orders, injunctions, instructions, resolutions, decrees or sentences issued against Crowpla. No senior executive officer or present or former director of Crowpla, has or shall have any claim seeking and indemnification against Crowpla related to an act or omission prior to the date hereof on the part of said executive officer or director.

3.14 Benefit Programs

     (a) Except as set forth in Annex 3.14, there are no contracts, agreements, commitments, policies or understandings, of any type whatsoever (either oral or written), related to compensation, salaries or benefits; and/or that constitute incentive policies or share plans, bonds, share option plans with respect to the shares of Crowpla, purchases of shares or other compensation commitments (all them hereinafter collectively referred to as the "Benefit Programs".

     (b) Should there exist or have existed Benefit Programs, with the exception of what is set forth in Annex 3.14, (i) Crowpla (and its shareholders), has complied with all its obligations related to all the Benefit Programs, including the payment of all contributions owed, and (ii) said Benefit Programs of workers, employees or executive officers (including managers) of Crowpla (the "Employees of Crowpla") have been executed and maintained in accordance with all the applicable statutes and regulations. The levels of allowances, provisions, insurance and obligations accumulated with respect to those programs are reasonable and sufficient to satisfy any claim, with any type of retroactive adjustments.

     (c) Except as described in Annex 3.14, Crowpla does not have any agreement, contract, commitment or understanding, whether legally binding or not, (i) to create an additional Benefit Program for the Employees of Crowpla;
(ii) to increase the benefits or its contribution requirements for any of the Benefit Programs (should there be any); (iii) to amend, change or terminate, in any material respect, any existing Benefit Program; (iv) to have a retirement plan in effect; and (v) to pay any indemnification over and above the limits set forth by the laws.

3.15 Labor Contracts

     With respect to the Employees of Crowpla, with the exception of what is indicated in Annex 3.15, all of Crowpla's contracts are currently in force, and there has been no increase in compensation or granting of benefits or promises with respect to it. The foregoing considers all Employees of Crowpla. In addition, Crowpla has fully complied with all its tax, labor and retirement-related obligations with respect to every each and every one of its employees.

3.16 Banking Accounts

     Annex 3.16 sets forth a complete and accurate list of the banking institutions with which Crowpla maintains either current or deposit accounts.

3.17 Environmental Protection, Rules and Other Registers

     (a) With regard to the pollution or protection of the environment, with the exception of what is set forth in Annex 3.17, Crowpla has complied with all requirements, both in form and substance, established by the sanitary and environmental rules applicable to its business and has all the necessary permits, licenses and other authorizations that are required for the operation of its business.

     (b) Except as indicated in Annex 3.17, there is no claim or complaint or any other action instituted against Crowpla for violation of an environmental rule, either pending or that, in the knowledge of CRISTALERIAS, may be instituted before a court of law or other authority. In addition, there is no basis, cause or fact whatsoever for a claim, which Crowpla or CRISTALERIAS may be aware of.

3.18 License Agreements

     Annex 3.18 sets forth a complete and accurate list and description of all the license agreements pursuant to which Crowpla conducts its business.

3.19 Insurance Policies

     Annex 3.19 sets forth a complete and accurate list and description of all the insurance policies currently in effect for Crowpla, or for which Crowpla has paid or is obligated to pay all or part of the premiums. With the exception of what is stipulated in Annex 3.19, it is hereby represented and warranted with respect to the insurance policies of Crowpla that: (i) they are currently in force and that the relevant payments of premiums are up to date;
(ii) that there has been no act or omission whatsoever on the part of any person who is an employee of Crowpla by virtue of which any of those policies could be terminated or be rescindable in whole or in part; (iii) that there is no pending claim whatsoever and there has occurred no fact whatsoever that has resulted or may result in a claim under any of those policies; and (iv) that in Crowpla's opinion, the policies are adequate to provide coverage for the risks reasonable foreseen in connection with the business and all the Assets of Crowpla. It is hereby expressly acknowledged that the representation contained in (iv) above shall cease to be in effect once the management of CMF shall have submitted to the Board of Directors, as designated in accordance with the provisions in Section 2.6 (iv), its evaluation of the policies of insurance included in the Business, within 10 business days of the Date of the Closing.

3.20 Supplier and Main Clients

     Except as set forth in Annex 3.20, Crowpla is not a party to any dispute with any of its suppliers or main clients. CRISTALERIAS and Crowpla are not aware as of the date hereof, that the materialization of the transactions and acts contemplated in this Agreement, have or shall have an adverse effect on Crowpla's commercial relationships with any of such suppliers or clients.

3.21 Contracts and Commitments

     (a) For the purposes of this Clause, "Agreement" means any contract, act, convention, undertaking, promissory note, debt instrument, commitment, obligation or understanding of any nature whatsoever, either oral or written, to which Crowpla may be a party to or be obligated under, or to which Crowpla or the Assets of Crowpla are subject, including, without limitation, each and every amendment, modification or supplement to any of them.

     (b) Except as set forth in Annex 3.21 and in the above-mentioned Annex
3.15:

     (i) Crowpla does not have any outstanding Agreement, either oral or written, with any officer, employee, agent, consultant, advisor, salesman, manufacturer's representative, distributor, merchant, subcontractor or broker that Crowpla may not terminate with a 90-day prior notice, without responsibility or penalty of any nature whatsoever therefor;

    (ii) Crowpla does not have any Agreement whereby products that may be returned (in the event they have not been sold) to Crowpla would have been supplied to third parties, and that could imply a responsibility or obligation of Crowpla in excess to the equivalent to US$ 100,000; and

   (iii) Crowpla is not a party to any Agreement which contains pacts that restrict the freedom of Crowpla to compete in any line of business in any geographical area or pursuant to which Crowpla shall be required or obligated to share any profits.

3.22 No Conflicts

     The execution and delivery of this Agreement by CRISTALERIAS and Crowpla, the materialization of the contracts, acts and transactions contemplated herein on the part of same, and the performance of the pacts and agreements of CRISTALERIAS and Crowpla contained in this Agreement (with or without notice or the lapse a term, or both):

     (i) shall not result in the violation of or conflict with any of the provisions contained in the organizational instruments, or other corporate document or by-laws of Crowpla;

    (ii) with the exception of the stipulations contained in Annex 3.22, shall not result in the violation of, conflict with or produce the effect of a violation or non-compliance with, or cause the annulment or acceleration of any term or condition of any mortgage, deed, contract, license, permit, instrument, trust deed or other Agreement to which Crowpla is a party or by which Crowpla (or its respective properties) may be bound;

   (iii) it shall not result in the violation of any provision contained in a law, statute, rule; or,

    (iv) shall not result in the creation or imposition of a pledge, claim, charge, prohibition, lien or restriction of any type whatsoever with respect to any of the Assets of Crowpla.

3.23 Contracts in Full Force and Effect

     All the Agreements, understandings, plans, leases, policies and licenses mentioned, or that are required to be mentioned in any Annex to this Agreement, are valid and binding; and are presently in full force and effect, and are enforceable in accordance with their respective terms. Crowpla does not have knowledge of any bankruptcy, insolvency or similar procedure pending or threatened with respect to any of the parties to said Agreements and, as far as it is aware of, no event that constitutes a default under their terms on the part of Crowpla, or any of the other parties to said instruments, has occurred.

3.24 Required Consents and Approvals

     No consent or approval required to avoid the violation, infraction, non-compliance or creation of pledge rights on the Assets of Crowpla under the terms of any regulation, order, decree or sentence of a court or governmental body, or under any lease, contract, mortgage, promissory note or any other instrument to which Crowpla is a party or pursuant to which the Assets of Crowpla or any of the Shares are obligated is required for the execution of this Agreement or for the performance of any of the acts or the materialization of any of the transactions contemplated herein.

3.25 Absence of Certain Changes and Events

     Except as set forth in Annex 3.25 or the stipulations in this Agreement, since January 1, 2001 Crowpla has conducted its business only in the ordinary and normal course, and it has not:

     (a) sustained any damage or destruction affecting in an adverse manner the properties or the business of Crowpla;

     (b) with the exception of the usual dividends, whose amount and distribution dates are set forth in Annex 3.25), consistent with Crowpla's historical corporate practices, there has been no declaration or payment of any dividend or other distribution of assets (either in cash, shares or like-kind) on the equity capital of Crowpla; or any redemption, purchase or other direct or indirect acquisition of aid shares;

     (c) experienced any material adverse change in its working capital, assets, liabilities, financial condition, commercial projections or relationship with any supplier or client;

     (d) incurred any responsibility or obligation (whether absolute, accumulated, contingent or otherwise) other than in the ordinary and normal course of its business;

     (e) paid, complied with or satisfied any claim, responsibility or obligation other than in the ordinary and normal course of its business;

     (f) waived any claim or material right;

     (g) sold, transferred or disposed of any of its assets (except as set forth in Annex 3.15) or in the ordinary and normal course of its business;

     (h) incurred any expense or made any capital investment in excess of the equivalent to US$ 100,000 which is not contemplated in Crowpla's capital budget for the fiscal year ending December 31, 2001 (provided for prior to the association agreed upon pursuant to this Agreement);

     (i) implemented any change in the method of accounting or any material accounting practice or principle;

     (j) paid, loaned or advanced any amount or asset, or sold, transferred or leased any asset to any Employee of Crowpla, except for the normal compensation represented by salaries and benefits and the advances granted in the ordinary course of business; or

     (k) entered into any contract or executed any material transaction that may affect the operations of Crowpla, other than in the ordinary course of its business.

3.26 Required Licenses and Permits

     Crowpla has all the licenses, permits or other authorizations from governmental authorities necessary for the manufacture and sale of its products and all the other licenses, permits or other authorizations from governmental authorities necessary for the conduct of its business.

3.27 Tax Matters

     (a) Taxes. For the purposes of this Agreement, "Taxes" means all the determinations on a taxable basis, such as levies, charges, duties, fees, tariffs, tax impositions or other governmental charges (including interest, penalties or additions related therewith), including without limitation income taxes, net worth taxes, franchises, taxes on share capital, value added tax, real property tax and/or personal property tax, transfer tax, excise tax, services and consumption tax, and all the other taxes, charges and levies of any type whatsoever, with respect to which Crowpla may have a obligation as determined by Chile or by any other country or foreign government or agency therein, whether it is under dispute or not.

     (b) Filing of Tax Returns and Responsibilities. Except as informed in Annex 3.27: It is hereby represented and warranted that: (i) all the financial statements of Crowpla related to all the recently past fiscal years yet to be barred by the statute of limitations, contain a provision or total reserve for all the Taxes and tax obligations that may burden Crowpla or for which Crowpla may be considered responsible for any past period not barred by the statute of limitations; (ii) no Tax shall originate and shall be payable by Crowpla by virtue of this Agreement; (iii) Crowpla has not performed any transaction or executed any contract or agreement pursuant to which: (a) in its opinion it has been or may be deprived of an indemnification otherwise available to it, or (b) it may result obligated to any Tax or payment; (iv) Crowpla has filed all the relevant tax returns and provided all the information to the tax authorities and to any other relevant authority as required by Chilean law; (v) all the tax returns, including the income tax and VAT, have been duly and timely filed; (vi) all these tax returns and information have been correctly made and they are not the subject matter of any notice, assessment or objection and Crowpla has maintained and preserved the documentation upon which the tax returns referred to above are based; (vii) Crowpla has timely paid every direct and indirect Tax, including, particularly, the relevant VAT, municipal permits and patents and real property taxes; (viii) Crowpla retains in its possession all the invoices corresponding to local purchases and official proof of the payment of Taxes and VAT corresponding to imports evidencing the tax credit for VAT corresponding to each period not barred by the statute of limitations, as well as of their due and timely application; and (x) in the opinion of Crowpla, there are no facts existing or that may have existed, which could constitute sufficient grounds for the determination of any Tax with respect to the periods which have not been inspected by the Chilean Internal Revenue Service, Customs of other tax authorities.

     (c) Allowances. In each case, Crowpla has made appropriate allowances for all its tax obligations accrued and deferred as of their respective dates with respect to the transactions of the relevant periods, in accordance with Chilean GAAP.

3.28 Accounts Receivable

     All the accounts receivable of Crowpla owed by any director, officer, shareholder or employee of Crowpla or any relative of said person (including those accounts receivable reflected in the Financial Statements and incurred prior to their respective dates) have been paid in full prior to the date hereof.

3.29 Contingent Obligations

     All the obligations and responsibilities of Crowpla incurred prior to the Date of the Closing, relative to the operational results, whether declared or not, as well as all the taxes related to the price-level restatement or revaluation of assets incorrectly supplied to the tax authorities prior to the date hereof, and for which no provisions have been duly made in the ad interim Financial Statements, shall be the exclusive responsibility of CRISTALERIAS. The amount of said contingencies designated by the Auditors shall be added by CRISTALERIAS in the form of cash to Net Working Capital of Crowpla at the time and in the event they become enforceable.

3.30 Service and Product Guarantees

     Except as set forth in Annex 3.30, with respect to any guarantee given by Crowpla, there is no claim either pending or threatened which alleges an infraction or breach of any guarantee or surety provided by Crowpla.

3.31 Agents' and Brokers' Fees

     Neither Crowpla, nor CRISTALERIAS or any person acting on behalf of either of them, has done anything that may generate an obligation with respect to fees of brokers, intermediary financial agents or similar agents, with respect to this Agreement or any other transaction contemplated herein. Neither CMF, nor ANDINA, shall have any responsibility whatsoever for fees, expenses or similar costs of third parties, with regard to this Agreement or any of the transactions contemplated herein.

3.32 Sufficiency of Information

     Each and every statement, warranty, promise or representation made by CRISTALERIAS and Crowpla in this Agreement and every statement contained in any document (including the Financial Statements and the Annexes), certificate, document and other writ delivered or to be delivered by CRISTALERIAS to ANDINA (or any of its representatives), in accordance with the provisions in this Agreement, are complete, accurate and truthful and they do not contain or shall not contain an erroneous or false statement with respect to any material fact, nor do they fail to disclose or shall fail to disclose a material fact, or omit to state or shall omit to state any fact necessary to be stated in light of the circumstances under which they were made, making the statement contained herein or therein materially misleading (i.e. statements that adversely affect the Assets of Crowpla or the achievement of the Business subject matter of this Agreement).


                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF ANDINA

     ANDINA and Multipack hereby represent, warrant and undertake to be responsible to CRISTALERIAS and Crowpla as follows:

4.1 Powers and Authority

     (a) Both ANDINA and Multipack are joint stock corporations duly organized and validly existing under the laws of Chile; and have all the requisite power and authority, corporate or otherwise, to conduct their businesses in the manner in which they presently conduct it and to enter into and execute this Agreement and materialize the transactions and legal acts contemplated herein; as well as to carry out and conduct their businesses and to possess or lease their properties and assets.

     (b) This Agreement, its execution and performance has been duly authorized in all the corporate instances of ANDINA and Multipack and is within their respective corporate powers. This Agreement is duly and validly executed by ANDINA and

Multipack, and constitutes a legal, valid and binding obligation for each one of them, and enforceable in accordance with its terms.

     (c) The execution and performance of this Agreement on the part of ANDINA and Multipack, and the materialization of the transactions contemplated herein: (i) do not violate and shall not violate any provision of a law, statute, rule or regulation by which ANDINA and Multipack may be obligated;
(ii) do not violate and shall not violate any order, ruling or decree applicable to ANDINA and Multipack; or (iii) do not violate and shall not violate, be in conflict with, or result in the infraction of or the non-compliance with (or shall cause the lapse of a term or the compliance with a condition subsequent or the termination) of a contract, agreement, document, instrument or order of a court to which ANDINA or Multipack are parties or by which ANDINA or Multipack or their respective properties may be obligated.

4.2 Fees of Brokers or Financial Agents

     Neither ANDINA nor Multipack, or any person acting on behalf of either of them, has done anything that may generate an obligation with respect to fees of brokers, intermediary financial agents or similar agents, with respect to this Agreement or any other transaction contemplated herein. Neither CMF nor CRISTALERIAS shall have any responsibility whatsoever for fees, expenses or similar costs of third parties, with regard to this Agreement or any of the transactions contemplated herein.

4.3 Property

     (a) Annex 4.3 sets forth an inventory of the tangible personal properties that Multipack shall contribute or sell to the Business in accordance with the provisions in Section 2.3 (c), (d) and (e) of Article II and which form part of the fixed assets of Multipack, or that Multipack has agreed to (or has an option to do so) purchase, sell or lease, as of June 29, 2001 (hereinafter the "Assets of Multipack"), except for the inventories and assets sold or permitted to be sold in the ordinary and normal course of Multipack's business, consistent with past practices, and the supplies used in the ordinary and normal course of its business.

     (b) With the exception of what is set forth in Annex 4.3, Multipack has a full, absolute and unconditional legal title with respect to all the Assets of Multipack, free of vices, defects or objections (except for the wear and tear derived from its use in the ordinary and normal course of Multipack's business), pledges, mortgages, claims, charges, participation, usufructs, use or housing rights, easements or other encumbrances or restrictions of any nature whatsoever, including leases, conditional sale contracts or others that imply the withholding of properties or limitations to the right of use, enjoyment and disposal of the Assets of Multipack.

     (c) The Assets of Multipack include as of this date all those rights, properties and other assets that: (i) are necessary for Multipack to conduct its operations in the same manner in which they have been conducted since December 31, 2000, without necessitating replacement or repair other than in the ordinary and normal course of its business; and (ii) served as the basis for the determination of the so-called "VP (M)" of
Section 2.1 (b) of this Agreement.

     (d) The Assets of Multipack are in its possession and control, and no other person has a right to possess any other of said Assets of Multipack.

     (e) All the inventories included in the Assets of Multipack as of June 29, 2001 are marketable and of a quality and quantity usable and salable in the ordinary and normal course of business of containers. The quantities of each type included in the inventory (whether raw materials, unfinished products, or finished products) are not excessive, but reasonable, adequate and appropriate in light of Multipack's present circumstances. No inventory previously sold is subject to restoration costs which are considerably in excess of those historically experienced by Multipack. There is no investigation or administrative action pending on the part of any governmental, municipal or foreign authority, which may affect the inventories of Multipack.

4.4 Non-existence of Undeclared Responsibilities

     Except as indicated in Annex 4.4 to this Agreement, as of June 29, 2001 neither ANDINA nor Multipack have incurred any obligations with respect to the Assets of Multipack in any responsibility or obligation to third parties which implies a lien on those assets or a restriction on their use, except for the responsibilities and obligations incurred by Multipack in the ordinary and normal course of its business, consistent with past practices.

4.5 Intellectual Property

     With the sole exception of its corporate name "Envases Multipack S.A." and what is otherwise set forth in Annex 4.5, Multipack does not have other commercial names, service marks, intellectual property rights, patents and applications to obtain such rights, which are owned by it.

4.6 Compliance with the Laws

     With the exception of what is indicated in Annex 4.6, ANDINA or Multipack have not breached, either through action or omission, or been in non-compliance with any obligation under a contract to which it is a party; or is in violation of any applicable law, ordinance, regulation, order or municipal decree, not barred by the statute of limitations (including, without limitation, any tax, customs, environmental or antitrust law or regulation) that may affect the Assets of Multipack; or is in non-compliance with any other requirement of any governmental authority or court which is binding upon it; in each case that may materially and adversely affect the Assets of Multipack.

4.7 Litigation and Claims

     (a) Annex 4.7 contains a list of all the litigation, claims, demands, actions, investigations, processes, or administrative, arbitration or other proceedings of any type whatsoever against Multipack, either pending or threatened against it, including actions or proceedings originating from product liability and labor demands, or that involve: (i) any of the Assets of Multipack; (ii) the Employees of Multipack (as defined below); (iii) the contracts of Multipack assumed by CMF in accordance with the provisions in Section 2.5 (e); and (iv) any matter that could affect CMF as successor to the business of Multipack.

     (b) None of the matters described in Annex 4.7 (individually or in the aggregate) shall have or may have, should there be any, a material adverse effect on either the business or financial condition of CMF, and ANDINA is not aware of any reason that may cause it to fear such adverse consequence. In addition, with the exception of what is set forth in Annex 4.7, there are no rulings, orders, injunctions, instructions, resolutions, decrees or sentences issued against Multipack. No senior executive officer or present or former director of Multipack, has or shall have any claim seeking and indemnification instituted against CMF related to an act or omission prior to the date hereof on the part of said executive officer or director.

4.8 Benefits Programs

     (a) With regard to the workers, employees and executive officers (including the managers) of Multipack, hereinafter the "Employees of Multipack", ANDINA and Multipack shall legally terminate the labor contracts of those Employees of Multipack who resolve not to continue rendering services to CMF, irrespective of the motive.

     (b) With the exception of what is set forth in Annex 4.8, subsequent to the termination of the labor contract, or after employees have been hired by CMF acknowledging their years of service and their labor rights accrued during the period served at Multipack, except for any vacation leaves they may have pending:

     (d) with respect to the Employees of Multipack there shall not be any obligation on CMF's part to those workers and employees, which accrued prior to the Date of the Closing, other than those labor rights expressly acknowledged, whenever applicable;

     (ii) except as set forth in Annex 4.8, there is, with respect to the Employees of Multipack no Benefit Programs or indemnity agreements over and above the legal limits. The parties agree that the indemnification for years served of the Employees of Multipack and the indemnification for unused vacation time of those Employees of Multipack who shall continue rendering services to CMF, shall be assumed by CMF;

    (iii) If there had been or have been any Benefit Programs, with he exception of what is set forth in Annex 4.8, (a) Multipack (and its shareholders), has complied with all its obligations related to all the Benefit Programs, including the payment of all the contributions owed, and (b) said Benefit Programs of the Employees of Multipack have been executed and maintained in accordance with all applicable statutes and regulations.

     (iv) Except as described in Annex 4.8, Multipack does not have any agreement, contract, commitment or understanding, whether legally binding or not, (1) to create an additional Benefit Program for the Employees of Multipack; (2) to increase the benefits or its contribution requirements for any of the Benefit Programs (should there be any); (3) to amend, change or terminate, in any material respect, any existing Benefit Program; and (iv) to have a retirement plan in effect.

4.9 Labor Contracts

     With respect to the Employees of Multipack and with the exception of what is indicated in Annex 4.9, all its labor contracts have been or shall be legally terminated. In addition, Multipack has fully complied with its tax, labor and retirement plan contribution obligations with respect to each one of the Employees of Multipack.

4.10 Suppliers and Main Clients

     Except as set forth in Annex 4.10, Multipack is not a party to any dispute with any of its suppliers or main clients. ANDINA and Multipack are not aware of the fact that, as the date hereof, the materialization of the transactions and acts contemplated in this Agreement, have or shall have an adverse effect in the commercial relationship of CMF with any of such suppliers or clients.

4.11 Absence of Certain Changes and Events

     Except as set forth in Annex 4.11 or the stipulations in this Agreement, since January 1, 2001 Multipack has conducted its business only in the ordinary and normal course, and it has not:

     (a) sustained any damage or destruction affecting in an adverse manner the Assets of Multipack;

     (b) experienced any material adverse change in its working capital, assets, liabilities, financial condition, commercial projections or relationship with any supplier or client (except as set forth in Annex 4.11), that adversely affects the Assets of Multipack;

     (c) incurred any responsibility or obligation (whether absolute, accumulated, contingent or otherwise) other than in the ordinary and normal course of its business and which adversely affects the Assets of Multipack;

     (d) paid, complied with or satisfied any claim, responsibility or obligation other than in the ordinary and normal course of its business and which adversely affects the Assets of Multipack;

     (e) waived any claim or material right which adversely affects the Assets of Multipack;

     (f) sold, transferred or disposed of any of the Assets of Multipack, except as set forth in Annex 4.11 or in the ordinary and normal course of its business;

     (g) paid, loaned or advanced any assets, or sold, transferred or leased any asset to any Employee of Multipack, except for the normal compensation represented by salaries and benefits and the advances granted in the ordinary course of business; or

     (h) entered into any contract or executed any material transaction adversely affecting the Assets of Multipack, other than in the ordinary course of its business.

4.12 Financial Statements

     (a) Annex 4.12 contains the balance sheet and the complete audited financial statements of Multipack as of December 31, 2000, with related notes (hereinafter, the "Financial Statements of Multipack").

     (b) The Financial Statements of Multipack are, with respect to the Assets of Multipack, accurate, correct and complete, and correctly present the financial condition for the year or period ended December 31, 2000. With respect to the Assets of Multipack and the outstanding agreements of Multipack that CMF shall assume in accordance with the provisions in Section 2.5 (e) of this Agreement, there do not exist current liabilities as of the Date of the Closing other than those incurred in the ordinary and normal course of the business of Multipack. Should those liabilities exist, ANDINA shall assume its payment only up to the Date of the Closing of the Business. After the Date of the Closing, any liability that is generated from said date shall be assumed by CMF, unless the cause of said liability arises out of an activity prior to the Date of the Closing, in which case its payment shall also be for the account of ANDINA. For these purposes, the Financial Statements of Multipack are based on the books and records that have been maintained by Multipack and same have been prepared in accordance with Chilean GAAP.

     (c) Multipack has not made any change in the method of accounting, or in any material practice or principle of Chilean GAAP.

4.13 Insurance Policies

     Annex 4.13 sets forth a complete and accurate list and description of all the insurance policies currently in effect for Multipack with respect to the Assets of Multipack that shall transfer to CMF, or for which Multipack has paid or is obligated to pay all or part of their premiums. With the exception of what is stipulated in Annex 4.13, Multipack hereby represents and warrants with respect to these insurance policies that cover the Assets of Multipack that: (i) they are currently in force and that the relevant payments of premiums are up to date; (ii) that there has been no act or omission whatsoever on the part of any person who is an employee of Multipack by virtue of which any of those policies could be terminated or be rescindable in whole or in part; (iii) that there exist no pending claim whatsoever and there has occurred no fact whatsoever that has resulted or may result in a claim under any of those policies; and
(iv) that in its opinion, the policies are adequate to provide coverage for the risks reasonably foreseen in connection with the business and the Assets of Multipack that are transferred to Crowpla. It is hereby expressly acknowledged that the representation contained in (iv) above shall cease to be in effect when the management of CMF shall have submitted to the Board of Directors, designated in accordance with the provisions in Section 2.6 (iv), its evaluation of the policies of insurance included in the Business, within 10 business days after the Date of the Closing.

4.14 Sufficiency of the Information

     Each and every statement, warranty, promise or representation on the part of ANDINA and Multipack under this Agreement and every statement contained in any document (including the Financial Statements and the Annexes), certificate, document and other writ delivered or to be delivered by ANDINA to CRISTALERIAS (or any of its representatives), in accordance with the provisions in this Agreement, are complete, accurate and truthful, and they do not contain or shall not contain an erroneous or false statement with respect to any material fact, nor do they fail to disclose or shall fail to disclose a material fact, or fail to disclose or shall fail to disclose any fact necessary to be stated in light of the circumstances under which they were made, making the statement contained herein or therein materially misleading (i.e. statements that adversely affect the Assets of Crowpla or the achievement of the Business subject matter of this Agreement).


                                   ARTICLE V
                         CLOSING FINANCIAL STATEMENTS

     CRISTALERIAS, ANDINA and Crowpla, respectively, hereby pact and mutually agree as follows:

5.1 Closing Financial Statement

     (a) That, as soon as practicable, and no later than July 16, 2001, CRISTALERIAS and Crowpla shall deliver to the audit firm
PricewaterhouseCoopers (the "Auditors") the balance sheet and the financial statements of Crowpla as of the closing of business on June 30, 2001 (hereinafter the "Ad Interim Financial Statements"), to have them submitted to a complete audit.

     (b) Said review and audit shall be conducted in accordance with Chilean GAAP in order for said Auditors to deliver their opinion as to whether the Ad Interim Financial Statements of Crowpla clearly present the financial position of Crowpla as of the indicated date, in accordance with Chilean GAAP and, particularly, with respect to: (i) the excess of Net Working Capital or VECT
(PW); (ii) the debt subject to interest irrespective of its origin or denomination or DF (PW); (iii) the determination of DIF (C); and (iv) that there is no shortage of fixed assets, all that in accordance with the accounting registries of Crowpla as of the Date of the Closing, and without taking into consideration the impact that the transactions carried out in accordance with this Agreement may have on such accounting registries. Said audited balance sheet and financial statement, accompanied by the Report of the Auditors referred to in letter (d) below, shall be referred to as the "Financial Statements of the Closing".

     (c) "Net Working Capital" shall refer to the value of all those operational assets - other than investment in affiliates, equity, goodwill, intangibles and fixed assets - which are directly and clearly necessary for the business, less the financing (liabilities) of said assets obtained in the ordinary and normal course, from third parties and without a financial cost (suppliers). Liabilities include allowances for expenses and income taxes.

     (d) The Financial Statements of the Closing shall be delivered by the Auditors to ANDINA and CRISTALERIAS as soon as possible after the date hereof (the parties shall use their best efforts to make that happen prior to July 31, 2001). The Financial Statements of the Closing shall be accompanied with a report which contains a signed statement of the Auditors (the "Report"), containing, if applicable, an adjustment to the Ad Interim Financial Statements, especially, (i) the variation in Net Working Capital;
(ii) the variation in the debt subject to interests irrespective of its origin or denomination or DF (PW); (iii) the determination of the DIF (C); and (iv) that there exist no shortages of fixed assets, all that in accordance with the accounting registries of Crowpla as of the Date of the Closing.

     (e) CRISTALERIAS may deliver to ANDINA a written notice of its objection(s) to the adjustments to the Ad Interim Financial Statements by the Financial Statements of the Closing or to the contents of the Report (the "Objection Notice"), within five business days from the delivery to CRISTALERIAS of the Financial Statements of the Closing.

     (f) Should there be no Objection Notice within the period indicated above, the Financial Statements of the Closing shall be official CMF financial statements as of that date and, therefore, binding upon CMF. Should there exist objections, the Objection Notice shall specifically indicate the items and calculations relating to the objections. CRISTALERIAS and ANDINA shall attempt in good faith, for a period of five (5) business days after the delivery of the Objection Notice (or within the period that the Parties may agree to in writing), solve the matters set forth therein. In the event that the Parties are unable to solve said differences during the above-indicated five-day period (or in the period that the Parties may agree upon) the Parties shall submit the matter in controversy to the review of the auditing firm KPMG Peat Marwick (Santiago, Chile), hereinafter the "Conciliator". The review on the part of the Conciliator shall be limited exclusively to the items and calculations objected to in the Objection Notice which have not been resolved by the Parties. The Parties shall cause the Conciliator to review as soon as possible (limited to the items and calculations in controversy) the Financial Statements of the Closing and issue its opinion with respect to the adjustments being contested. The Conciliator shall be entitled (subject to the limitations indicated above) to effect the corrections it may consider appropriate and compatible with the terms of this Agreement. The Conciliator shall issue a written report of its review, setting forth, with reasonable detail, the adjustments to the Financial Statements of the Closing. Except that the Parties agree otherwise, the adjustments to the Financial Statements of the Closing by the Conciliator shall be final and binding upon CMF, and give origin to the definitive values of VECT (PW) and DF (PW).

5.2 Set Off, Expenses and Payment of Differences

     (a) In accordance with the provisions in Article II of this Agreement, once DF (PW) and VECT (PW) have been determined, it shall be necessary to determine DIF (C). The Board of Directors of CMF shall determine the definitive price per share and, as a result, the value of the Capital Increase of CRISTALERIAS as per the provisions in Section 2.3 (b) (i). CRISTALERIAS shall be obligated to complete DIF (C), or DIF (C) shall be refunded to it, as the case may be, within five days from the date on which said determination is made, all of which shall be evidenced in the share subscription agreement of said Capital Increase of CRISTALERIAS executed on the date hereof

     (b) Without prejudice to the provisions in Section 5.1 (d), in the event that the audit of PricewaterhouseCoopers (or the Conciliator) to the Ad Interim Financial Statements shall determine the non-existence of a fixed asset, CRISTALERIAS shall restore to CMF the missing fixed asset or, in its absence, an equivalent asset or its value.

     The lack of a determination of an adjustment on the Auditor's or the Conciliator's part, as the case may be, shall not limit the right of ANDINA under Section 5.2 and Article VI of this Agreement. As a result, if at any time subsequent to the Closing, it is determined that on the Date of the
Closing: (i) a liability or a contingency is incorrectly reflected or not reflected at all, and/or (ii) a fixed asset is absent, CRISTALERIAS shall compensate ANDINA and/or the Company committing itself to the payment of the relevant amount, irrespective of the amount, as indicated below: (i) provided the contingency wrongly reflected or not reflected at all had not been considered in the calculation of the working capital of Crowpla, once said contingency becomes enforceable; and (b) restoration to CMF the missing fixed asset, or alternatively, an equivalent asset or its value.

     (c) The fees and expenses of the Auditors and those of the Conciliator (should there have been differences) shall be paid and shared evenly by CRISTALERIAS and ANDINA.

5.3 Conciliation with respect to Raw Materials

     CRISTALERIAS and ANDINA agree that in the event that, subsequent to the Date of the Closing, any of the Parties has a problem with respect to the quality, condition or utilization of any raw material or inventories contributed by any of the Parties to the Business, the matter shall be submitted (should the disagreement continue), to a mandatory conciliation by the General Manager of TCCC in Chile. The conciliator shall issue a pronouncement in accordance with the quality rules of TCCC and/or at his
(her) discretion. The determination of the General Manager of TCCC in Chile shall be binding upon the Parties. Only in the event that TCCC is unable or unwilling to resolve the matter, will any one of the Parties be entitled to resort to the Arbitrator-Mediator mechanism described in accordance with the provisions in Section 7.10 of this Agreement.

5.4 Conciliation with respect to Machinery

     CRISTALERIAS and ANDINA agree that, in the event that, subsequent to the Date of the Closing, any of the Parties complains with respect to the quality, condition or utilization of the machinery contributed by any of the Parties to the Business, the matter shall be submitted (should the disagreement continue), to a mandatory conciliation by Mr. Adrian Sarmiento Hoyuelos. The conciliator shall issue a pronouncement in accordance with technical criteria and/or at his discretion. The determination of the Conciliator shall be binding upon the Parties. Only in the event that the Conciliator is unable or unwilling to resolve the matter, shall any one of the Parties be entitled to resort to the Arbitrator-Mediator mechanism described in accordance with the provisions in Section 7.10 of this Agreement.


                                  ARTICLE VI
                           INDEMNIFICATION AND TERMS

6.1 Protected Parties

     The Parties hereto agree that if, in accordance with this Article VI, any of the Parties, or CMF (hereinafter the "Protected Parties") sustains any damage or loss, it shall have the right to demand from the other Party (the "Indemnifying Party") the relevant indemnification pursuant to the provisions set forth below.

6.2      Indemnification by CRISTALERIAS

     Even in the event that there has not been un adjustment in the Financial Statements of the Closing and unless it is otherwise expressly limited by this
Article VI, CRISTALERIAS shall indemnify and reimburse ANDINA or CMF, as Protected Parties under this Section 6.2, for every and each Loss; (i.e. every actual loss, responsibility or damage (including the fines, penalties, sentences and conciliation both civil and criminal), costs and expenses (including the court costs, reasonable fees of accountants and counsel) and any payment that CMF or ANDINA may be obligated to make to officers, directors, employees, agents or third parties pursuant to any agreement or obligation, debt, commitment or other agreements or conventions (together with the interests and fines with respect thereto) which arise out of a condition that exists prior to the Date of the Closing, without limitation as to their amount and provided they have not been duly provided for in the Financial Statements of the Closing (hereinafter, a "Claim"); including in them, without limiting, those derived therefrom:

     (i) any breach, omission or inaccuracy of any of the representations or warranty of CRISTALERIAS set forth in Article III of this Agreement, whether said breach, omission or inaccuracy exists as of the date hereof and continues after the Date of the Closing;

     (ii) any breach or non-compliance on the part of CRISTALERIAS and Crowpla with regard to any obligation or agreement of CRISTALERIAS and Crowpla contained in this Agreement; and

    (iii) any fact, circumstance, event or compliance of a condition or term of a date prior to the Date of the Closing, which results in a Loss (as defined above), sustained or incurred by any of the Protected Parties when enforcing their indemnification rights set forth in accordance with this Section 6.2.

6.3      Indemnification by ANDINA

     ANDINA agrees to indemnify and reimburse CRISTALERIAS or CMF, as Protected Parties under this Section 6.3, for every and each Loss (i.e. each and every actual loss, responsibility or damage (including the fines, penalties, sentences and conciliation both civil and criminal), costs and expenses (including the court costs, reasonable fees of accountants and counsel) and any payment that CMF or CRISTALERIAS may be obligated to make to officers, directors, employees, agents or third parties pursuant to any agreement or obligation, debt, commitment or other agreements or conventions (together with the interests and fines therefrom) which originate from: (a) any of the Assets of Multipack, the Employees of Multipack, the contracts of Multipack assumed by CMF in accordance with the provisions in Section 2.5 (e), or any matter that could affect CMF as successor in the businesses of Multipack; and (b) a date prior to the Date of the Closing, without limitation as to their amount (hereinafter, a "Claim"); including in them, without limiting, those derived from:

     (i) any breach, omission or inaccuracy of any of the representations or warranty of ANDINA set forth in Article IV of this Agreement, whether said breach, omission or inaccuracy exists as of the date hereof and is continues after the Date of the Closing;

     (ii) any breach or non-compliance on the part of ANDINA and Multipack with regard to any obligation or agreement of ANDINA and Multipack contained in this Agreement; and

    (iii) any fact, circumstance, event or compliance of a condition or term of a date prior to the Date of the Closing, which adversely affects the properties and assets to be contributed or sold to the Business by ANDINA or Multipack results in a Loss (as defined above), sustained or incurred by any of the Protected Parties when enforcing their indemnification rights set forth in accordance with this
          Section 6.3.

6.4      Survival

     (a) All the statements, warranties and representations contained in this Agreement (particularly those of Articles III and IV of this Agreement) or in any certificate or other document delivered pursuant to this Agreement, or related to this Agreement, shall be extinguished in accordance with the legal terms set by the relevant statute of limitations once the extinction has been declared by a court ruling. The agreements herein shall survive without exception, until that time unless otherwise expressly stated in this Agreement.

     (b) Notwithstanding anything to the contrary, the statements, warranties and representations contained in Articles III, Sections 3.1, 3.2, 3.4 and 3.5 and in Section 4.1 of Article IV, shall survive the Date of the Closing without limitation (and which shall hereinafter be collectively referred to as the "Survival Statements").

     (c) It is hereby expressly acknowledged that no investigation in Crowpla or CMF, or other review on the part of the Auditors (and/or the Conciliator, as the case may be), or on the part of ANDINA (or its representatives) shall affect the terms of the statements, warranties and representations indicated above.

6.5 Notice of Claim

     (a) Any of the Protected Parties shall timely notify the Indemnifying Party, in writing, with respect to any recovery Claim, specifying the nature thereof and, if known, the amount (or an estimate of the amount of the responsibility arising therefrom) and its costs. In this case, CMF or the Indemnifying Party shall provide the relevant Protected Party, as soon as practicable, with the information and documentation reasonably required by the latter to support and prove the Claim filed.

     (b) The indemnification provided for in Sections 6.2 and 6.3 shall be limited to Claims filed within a period of five years from the Date of the Closing, except with respect to the Survival Statements, where the term shall be that which is stipulated in Section 6.4. It shall be understood that there implicitly exists a Notice of Claim under this Section 6.5 as soon as there exists a notice to the shareholders of CMF, through the Board of Directors or otherwise, of a Claim filed against CMF (at any time subsequent to the Date of the Closing) by a person who demands indemnification or a payment on a date prior to the Date of the Closing.

6.6 Defense

     (a) If the facts presumably constitute a Claim under this Agreement, the Indemnifying Party shall be entitled to assume the defense or the legal proceeding thereof, by means of a written notice addressed to the Protected Parties, including the hiring of counsel or accountants, at its own cost and expense. Each one of the Protected Parties shall have the right to use counsel independently from counsel retained by the Indemnifying Party, in any legal action and to participate in it. The fees and expenses of counsel retained by the Protected Parties shall be at all times for its exclusive account.

     (b) If the Indemnifying Party does not assume the defense or legal proceeding of a Claim within (i) fifteen (15) days from the notice thereof (either provided by ANDINA or by CMF) or (ii) within the period in which it is necessary to make a defense in a legal proceeding, whichever is the lesser, the Protected Parties, as the case may be, shall be entitled to settle, compromise or agree upon a conciliation with respect to that claim, without the consent of the Indemnifying Party.

     (c) CMF or the Indemnifying Party shall not agree upon the settlement of any claim which determines: (i) an indemnification that does not consist of the payment of monetary damages, or (ii) that could produce an adverse impact or effect on the Business or on the financial condition of CMF, without the prior written consent of all the Protected Parties. The Protected Parties shall not be responsible for any settlement or conciliation of a Claim asserted by the Indemnifying Party or CMF, without said consent.

     (d) Whether the Indemnifying Party elects or not to defend or submit said Claim in a legal proceeding, CMF and all the parties that execute this Agreement shall cooperate in the defense or legal process thereof and shall deliver the registries, information and testimonies that may be necessary and reasonably requested; and shall attend the meetings, summons, testimonials, hearings, lawsuits and appeals that may be reasonably requested in connection therewith. Whenever the law so determines, or by virtue of a written agreement of the Parties, the Indemnifying Party may subrogate all its rights of CMF or the Protected Parties, as the case may be.


                                  ARTICLE VII
                                 MISCELLANEOUS

7.1 Complete Agreement

     The provisions in this Agreement, its Annexes, the Shareholders Pact and the other documents mentioned herein or in the Letter of Intent, constitute the complete understanding of the Parties with respect to the Business. No amendment, modification or alteration of the terms or provisions in this Agreement shall be binding unless in writing and duly signed by the Parties hereto.

7.2 Parties to the Agreement, Successors and Assigns

     The terms, conditions and obligations set forth in this Agreement have been established in favor of and shall be binding upon the Parties hereto and their respective permitted successors and assigns. Without prior and mutual written consent, of both CRISTALERIAS and ANDINA, neither Party shall assign its rights, duties and obligations arising herefrom, or any part thereof, to any other person or entity.

7.3 Counterparts

     This Agreement may be executed in one or more counterparts, each one of which shall be deemed an original for all purposes and all of which shall constitute the same Agreement.

7.4 Headings

     The heading of the Articles, Sections and paragraphs of this Agreement have been inserted for convenience or reference purposes only and, as a result, they shall not be considered to be part of the Agreement or affect in any manner its interpretation.

7.5 Amendments and Waivers

     Only written consent by a party benefiting from a designated provision shall be valid to waive any of the terms or conditions contained in this Agreement. The waiver of any of the provisions in this Agreement shall not be considered a waiver of any other provision in the Agreement (whether similar or not). Any failure or delay in the exercise of a right shall not constitute a waiver of such right.

7.6 Expenses

     Unless expressly stated otherwise in this Agreement, ANDINA and Multipack (as a single party) and CRISTALERIAS and Crowpla (as a single other party), shall pay their own costs and expenses (either incurred by them or on their behalf) in connection with this Agreement and the transactions contemplated in it (including the reasonable fees and expenses of their financial, accounting and legal advisors).

7.7 Notices

     Any notice, application, instruction or other document to be delivered between the Parties to this Agreement, shall be in writing and: (i) delivered in person, (ii) transmitted by facsimile, or (iii) sent by certified mail or any other overnight courier with proof of receipt requested, to the addresses indicated below:

     If to Embotelladora Andina S.A.

                  Avenida Carlos Valdovinos 560
                  Santiago, Chile
                  Attention:  General Manager
                  Fax No.:  551 4130

     If to Cristalerias de Chile S.A.

                  Hendaya 60, Suite 201
                  Santiago, Chile
                  Attention:  General Manager
                  Fax No.: 246 8800

or to such other address or fax number of the Parties that may have been specified by means of similar notice. Any notice delivered in person or by facsimile transmission in the manner indicated in this Agreement shall be considered to be duly made to the party to whom it is addressed at the time of receipt by said party or its representative. It shall be conclusively assumed that any notice that is sent by mail in the manner provided for in this

Agreement has been duly received by the party to whom same is addressed at noon (local time of the recipient) on the tenth day after the date on which it was mailed.

7.8 Applicable Law; Interpretation and Solution of Controversies

     This Agreement is entered into and shall be construed in accordance with the laws of the Republic of Chile. No provision in this Agreement, or any related document, shall be interpreted against any of the Parties by a court or other judicial authority on the grounds that it has been considered or it is being considered that said Party wrote or prepared the relevant provision.

7.9 Public Announcements

     No public announcement shall be made with respect to the transactions or acts contemplated in this Agreement without the prior consent of CRISTALERIAS and ANDINA, provided that any of the Parties may make such announcement if its legal advisors communicate to it in writing that it is legally required to effect said announcement. CRISTALERIAS and ANDINA shall together analyze any public announcement or disclosure with respect to the transactions or acts contemplated in this Agreement, prior to the issuance or making of such notices or announcements.

7.10 Arbitration

     Every and any controversy, difficulty or difference arising among the Parties and which has its origin in the interpretation, applicability, compliance, non-compliance, validity, performance, nullity, effects or force of this Pact, any of its clauses or effects, being the foregoing enumeration by way of example only, shall be submitted to the knowledge and decision of an arbitrator mediator or amicable referee. The Parties hereto hereby designate as arbitrator Mr. Arnaldo Gorziglia Balbi, and in his absence, Mr. Claudio Illanes Rios. The award pronounced by the arbitrator shall not be overturned in any manner whatsoever. If any of the persons designated is unable or unwilling to perform these duties, the parties, by common agreement, shall designate an alternate. If the parties fail to reach said agreement, the ordinary courts of law shall designate an alternate, but in such an event, the arbitrator shall only be a mediator and only in accordance with the procedure, being obligated to resolve in once single instance according to the laws, and having the appointment necessarily to fall on a lawyer who has performed at least three consecutive years the duties of tenure Civil or Commercial Law professor at the University of Chile Law School in Santiago or the Pontifical Catholic University of Chile. The mere fact that any of the parties resort to the ordinary courts of law for the appointment of the arbitrator shall imply the non-existence of an agreement between them in order to effect the designation.

7.11 No Third Party Beneficiaries

     Except for the Parties to this Agreement, there are no other persons who may claim any rights on from his Agreement or any other rights which are granted by virtue hereof.

7.12 Knowledge of the Parties or the Company

     As used in this document, the terms "in the knowledge of", "as far as ... understands", "in the understanding of", referred to either of the Parties, shall mean the knowledge of a director, executive officer, worker or advisor of said Party or the Company (as applicable). The knowledge shall include the actual knowledge, as well as the knowledge that a reasonable business person should have had, after review and the exercise of reasonable due diligence with respect to it.

7.13 "Inclusion"

     In this document the words of inclusion and the word "and" shall not be interpreted as terms of limitation. The reference to matters "included" shall be considered as illustrations and not of exclusion.

7.14 References

     Each time that in this Agreement a reference is made to an Article, Section, Annex or Appendix, said reference shall be considered in the same manner as it is applied in the specified Article or Section (or to the specified Annex or Appendix thereto).

7.15 Effectiveness

     Each time a reference is made in this Agreement to the "date of effectiveness" of same, or "the date hereof", said date shall be the Date of the Closing, on which this Agreement has been entered into by each one of the parties hereto.


FOOTNOTES:

     (1) The Land is the real property owned by CRISTALERIAS, adjacent to the present plant of Crowpla, located at La Martina 0390, Lot 8 - B of Loteo Industrial San Pedro, Pudahuel County, with an approximate surface of 30,000 square meters.

     (2) This amount has been calculated without considering the granting of the financing referred to in Section 2.4 (d) of this Agreement.

     (3) This amount has been calculated without considering the granting of the financing referred to in Section 2.4 (d) of this Agreement.

     (4) It refers to the real property owned by ANDINA, located at Carlos Valdovinos 362, San Joaquin County.

     (5) Financing whose amount shall not exceed the one resulting from the lesser between these two figures: (a) 40 % of its net worth, or (b) an amount equivalent to one time the projected operational profit of CMF for the year 2001 plus the projected depreciation of CMF for the year 2001 in accordance with the Business Plan that is enclosed as Annex 2.4 hereto.


     IN WITNESS WHEREOF, each one of the Parties has caused this Agreement to be executed on its behalf on the date first written.



                          (Two illegible signatures)
                          CRISTALERIAS DE CHILE S.A.
                 Pedro Jullian Sanchez - Cirilo Elton Gonzalez


                          (Two illegible signatures)
                            CROWPLA REICOLITE S.A.
            Christian Larrain Costabal - Roberto Lecaros Villarroel


                          (Two illegible signatures)
                           EMBOTELLADORA ANDINA S.A.
                 Jaime Garcia Rioseco - Gonzalo Vergara Doxrud


                          (Two illegible signatures)
                      ANDINA INVERSIONES SOCIATARIAS S.A.
                 Jaime Garcia Rioseco - Gonzalo Vergara Doxrud


                          (Two illegible signatures)
                            ENVASES MULTIPACK S.A.
                  Pedro Pellegrini R. - Osvaldo Garay Arriola